Exhibit 99.1

SYSCO ANNOUNCES CEO SUCCESSION PLAN

Tom Bené, President and Chief Operating Officer, will Succeed Bill DeLaney as Chief Executive Officer in January 2018

HOUSTON, July 17, 2017 — Sysco Corporation (NYSE:SYY) (the “company”) today announced that chief executive officer, Bill DeLaney, will be succeeded as CEO by Tom Bené, currently president and chief operating officer. Bené will become president and chief executive officer effective January 1, 2018, and will join Sysco’s board of directors. DeLaney will serve as an advisor to Bené through December 31, 2018.

Jackie Ward, chairman of Sysco’s board, said, “Today’s announcement represents the successful culmination of the board’s long-range leadership succession planning process and will result in an orderly transition. The board is confident that our plan provides a natural progression for Sysco to continue to grow and thrive, and Tom is the ideal candidate to succeed Bill. Since joining Sysco in 2013, Tom has been a key member of our team and has proven himself as a strong leader with extensive industry experience. Importantly, with the experience he has gained in the various roles he has held, Tom is intimately familiar with Sysco’s business operations, commercial functions and supply chain organization.”

Bené joined Sysco in 2013 and held a variety of roles at the company before being appointed president and chief operating officer in January 2016. Since that time, Bené has been responsible for overseeing all of Sysco’s business operations, commercial functions and supply chain organization. Prior to joining Sysco, Bené held a variety of positions of increasing responsibility in marketing, sales, operations, franchise development and general management during a 23-year career at PepsiCo, culminating with his role as president of PepsiCo Foodservice.

Bené said, “I am excited for the opportunity to lead Sysco forward as its next president and chief executive officer. We have a talented team of associates across the globe, and I am honored to lead this team as we build on our momentum as the industry leader. Our vision for being our customers’ most valued and trusted business partner will continue to be the core of our success. With our strong customer focused mindset, supported by operational capabilities, innovative product offerings and value-added services, I am confident that we will continue to drive Sysco’s growth, make it a great place for our associates to work and create shareholder value. Importantly, I want to thank Bill for his tremendous leadership, as well as his mentorship and friendship over the years. I look forward to transitioning with Bill, and I am appreciative of the opportunity to continue to benefit from his experience.”

Ward continued, “On behalf of the board of directors and everyone at Sysco, I would like to salute Bill for his many contributions over the span of his 30-year career of distinguished service at Sysco. Bill has been instrumental to Sysco’s success and has taken decisive actions to oversee transformative change at Sysco through a series of investments and impactful commercial, supply chain and administrative initiatives. Under his leadership, Sysco has established itself as the global leader in selling, marketing and distributing food products and is well-positioned for disciplined, profitable and sustainable growth. We are appreciative that we will continue to benefit from Bill’s expertise as chief executive officer through the remainder of the calendar year. Further, we are pleased that Bill will serve as an advisor and mentor to Tom for the year following and support his efforts to drive even greater value for Sysco’s shareholders.”

DeLaney joined Sysco in 1987 and was named chief executive officer in 2009. He has served in several corporate and field leadership positions throughout his Sysco career, including executive vice president and chief financial officer immediately prior to assuming his current role as CEO.

DeLaney said, “As the preeminent and long-standing leader in our industry, totally committed to executing our customer centric strategy at a high level, Sysco is well-positioned to create value for our customers and shareholders for years to come. Tom has played a leading and critical role in successfully executing our strategy and driving our strong business performance in recent years, and he – supported by our experienced and talented executive team – is the absolute right person to lead Sysco to even greater accomplishments in the future. I look forward to supporting Tom, and our Sysco team, as they continue to position the company for success.”

DeLaney continued, “On a personal note, I thank the hundreds of past and present Sysco leaders, as well as the thousands of associates who have made the past three decades so special and rewarding for me and my family. Further, I am indebted to Sysco’s chairman, Jackie Ward, for her wisdom, guidance and support, which has enhanced my professional growth and directly contributed to the strong momentum we currently enjoy in the business.”

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 198 distribution facilities serving approximately 425,000 customers. For fiscal year 2016 that ended July 2, 2016, the company generated sales of more than $50 billion. Subsequent to fiscal year 2016, the company completed the acquisition of the Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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